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Exhibit (d)(2)

TRANSACTION SUPPORT AGREEMENT

        This TRANSACTION SUPPORT AGREEMENT (this "Agreement"), dated as of July 21, 2005, is entered into by and among SCHNEIDER ELECTRIC SA, a sociét anonyme organized under the laws of the Republic of France ("Parent"), BEACON PURCHASER CORPORATION, a Delaware corporation ("Acquisition Sub") and CHARLES CROCKER ("Stockholder").

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Acquisition Sub and BEI Technologies, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") that provides, among other things, for (i) Acquisition Sub to conduct a tender offer (the "Offer") for all of the issued and outstanding shares of common stock of the Company, $.001 par value per share (the "Company Shares"), and (ii) the merger of Acquisition Sub with and into the Company, with the Company remaining as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date of this Agreement, Stockholder is the beneficial owner of the number of outstanding Company Shares set forth on Exhibit I attached hereto (all such outstanding Company Shares beneficially owned by Stockholder, collectively with any outstanding Company Shares with respect to which Stockholder may acquire beneficial ownership at any time in the future during the term of this Agreement (including pursuant to the exercise of Company Options), the "Shares");

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Acquisition Sub have required that Stockholder enter into this Agreement; and

        WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.    Agreement to Tender.    Stockholder hereby agrees to tender or cause to be tendered the Shares beneficially owned by Stockholder (other than any restricted stock) on the Offer Commencement Date into the Offer promptly following the Offer Commencement Date (and in no event later than five business days following the Offer Commencement Date). In connection therewith, Stockholder shall deliver to Acquisition Sub (x) a letter of transmittal with respect to such Shares complying with the terms of the Offer, (y) any certificate or certificates evidencing such Shares and (z) such other documents or instruments required to be delivered pursuant to the Offer with respect to a valid tender of such Shares. Stockholder shall not withdraw any of such Shares so tendered unless (i) the Offer is terminated or has expired without Acquisition Sub purchasing all Company Shares tendered (and not validly withdrawn) pursuant to the Offer or (ii) this Agreement shall have been terminated in accordance with its terms. Stockholder agrees to promptly tender or cause to be tendered into the Offer (a) following the exercise thereof, any Company Shares into which Company Options owned by Stockholder are exercised during the period in which the Offer remains open, (b) any Shares beneficially owned by Stockholder that as of the date of this Agreement constitute restricted stock but with respect to which, during the period in which the Offer remains open, the applicable restrictions lapse or are otherwise removed, and (c) any other Company Shares into or for which securities of the Company beneficially owned by Stockholder are converted or exchanged during the period in which the Offer remains open.

2.
Voting of Shares.

2.1
Voting Agreement.

          (a)   Stockholder hereby agrees to vote (or cause to be voted) all of the Shares which Stockholder has the right to so vote in connection with any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, in favor of the adoption of the Merger Agreement. In addition, from the date of this Agreement and until the termination of the Merger Agreement, Stockholder hereby agrees to vote (or cause to be voted) at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, all of the Shares which Stockholder has the right to so vote:

              (i)  against any action that would result in a breach in any material respect of any representation and warranty or covenant of Stockholder under this Agreement;

             (ii)  against any action that would result in a breach in any material respect of any representation and warranty or covenant of the Company under the Merger Agreement;

            (iii)  against any Alternative Acquisition Proposal and against any other action that is intended, or that would reasonably be expected, to prevent or otherwise materially interfere with, materially delay or frustrate the consummation of the transactions contemplated by the Merger Agreement;

            (iv)  against any change in the composition of the Board of Directors of the Company, other than as contemplated by the Merger Agreement; and

             (v)  against any amendment to the Certificate of Incorporation or bylaws of the Company, other than as contemplated by the Merger Agreement.

          (b)   Any vote required to be cast pursuant to this Section 2.1 shall be cast in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that quorum is present (if applicable) and for purposes of recording the results of that vote.

          (c)   If any action is taken by written consent rather than at a meeting of the stockholders of the Company, consent shall be given or withheld by Stockholder with respect to the Shares then beneficially owned by Stockholder which Stockholder has the right to vote in the same manner as if such Shares were voted at a meeting in accordance with the provisions of Section 2.1(a).

        2.2   Irrevocable Proxy. Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof and each of Parent's officers, as Stockholder's attorney, agent and proxy (such grants and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote and otherwise act with respect to all of the Shares that Stockholder has the right to so vote at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, until the date of the termination of the Merger Agreement, on the matters and in the manner specified in Section 2.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM STOCKHOLDER MAY TRANSFER ANY OF THE SHARES IN BREACH OF THIS AGREEMENT. Stockholder hereby revokes all other proxies and powers of attorney with respect to all of the Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 2.1, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given (and if given, shall not be effective) by Stockholder with respect to any of the matters covered by Section 2.1. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement.

        2.3   Fiduciary Responsibilities. Notwithstanding any other provision of this Agreement (including Section 7) to the contrary, nothing contained in this Agreement shall limit or prohibit Stockholder in his capacity as a director or executive officer of the Company from taking or omitting to take any action in such capacity that the Board of Directors of the Company or executive officers are permitted to take or omit to take, pursuant to and in accordance with the terms of the Merger Agreement, and no such action taken (or omitted to be taken) by Stockholder in any such capacity shall be deemed to constitute a breach of or a default under any provision of this Agreement.

3.
Representations and Warranties of Stockholder.

        Stockholder represents and warrants to Parent and Acquisition Sub as follows:

        3.1   Binding Agreement. Stockholder has the capacity to execute and deliver this Agreement and to perform his obligations under this Agreement. Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.2   No Conflict. Neither the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder of his obligations under this Agreement will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any material contract, agreement, instrument, commitment, arrangement or understanding to which Stockholder is a party that would result in the creation of any lien with respect to the Shares, or (b) violate or conflict with any writ, judgment, injunction or decree applicable to Stockholder or the Shares.

        3.3   Ownership of Shares. As of the date of this Agreement, Stockholder is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of, and has the sole power to vote and dispose of, the Shares listed on Exhibit I hereto, free and clear of any liens or encumbrances of any kind (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as may exist by reason of this Agreement or pursuant to applicable law. Exhibit I sets forth (i) under the heading "Individual Shares" the number of Shares owned by Stockholder in his individual capacity and (ii) under the heading "Trust Shares" the number of Shares held in trust for the benefit of Persons other than Stockholder for which Stockholder serves as trustee. As of the date of this Agreement, the number of shares set forth on Exhibit I hereto represents all of the Company Shares beneficially owned by Stockholder for which Stockholder has the power to vote and which Stockholder has the power to dispose of. Except for such number of shares of restricted stock set forth under the heading "Restricted Shares" on Exhibit II hereto, as of the date of this Agreement Stockholder beneficially owns no Company Shares other than as set forth on Exhibit I hereto. As of the date of this Agreement, all Company Options and other securities convertible, exchangeable or exercisable into Company Shares (or into securities convertible, exchangeable or exercisable into securities with rights to acquire Company Shares) owned by Stockholder are set forth on Exhibit II under the heading "Other Securities". As of the date of this Agreement, Stockholder does not have the power to dispose of any of the Company Options or other securities set forth on Exhibit II hereto. As of the date of this Agreement, there are no outstanding options or other rights to acquire from Stockholder, or obligations of Stockholder to sell or to dispose of, any Shares owned by Stockholder or other equity interests of any kind in the Company.

4.
Representations and Warranties of Parent and Acquisition Sub.

        Each of Parent and Acquisition Sub represents and warrants to Stockholder as follows:

        4.1   Binding Agreement. Parent is a sociét anonyme duly organized under the laws of the Republic of France and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Acquisition Sub, and no other corporate proceedings of Parent or Acquisition Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. Parent and Acquisition Sub have duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        4.2   No Conflict. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub, the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, the performance by Parent and Acquisition Sub of its obligations hereunder, nor the compliance by Parent and Acquisition Sub with any of the provisions hereof, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under its organizational documents or any contract, agreement, instrument, commitment, arrangement or understanding to which Parent or Acquisition Sub is a party, (b) violate or conflict with any writ, judgment, injunction or decree applicable to Parent or Acquisition Sub or (c) require any consent, authorization or approval with respect to Parent or Acquisition Sub of any Person, including any Governmental Authority.

5.
Transfer and Other Restrictions.

        5.1   Certain Prohibited Transfers. Subject to Section 5.3, during the period from the date of this Agreement through the termination of this Agreement, Stockholder agrees not to, except as set forth herein with respect to the Offer or pursuant to the Merger:

          (a)   sell, sell short, transfer (including gift), pledge, encumber, assign or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares or any interest contained therein (each a "Transfer") other than pursuant to this Agreement;

          (b)   grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section 2.1, with respect to any Shares, other than the matters contemplated by this Agreement;

          (c)   deposit any Shares into a voting trust; or

          (d)   knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder's obligations hereunder, excluding any bankruptcy filing.

        5.2   Additional Shares. Without limiting any provisions of the Merger Agreement, in the event that during the term of this Agreement (i) there is any stock split, division or subdivision of shares, stock dividend, consolidation of shares, reclassification, recapitalization or other similar transaction or (ii) Stockholder becomes the beneficial owner of any additional Company Shares that were not beneficially owned by Stockholder on the date of this Agreement, then the terms of this Agreement shall apply to the Company Shares beneficially owned by Stockholder immediately following the effectiveness of the events described in clause "(i)" or Stockholder becoming the beneficial owner of additional Company Shares as described in clause "(ii)," as the case may be. Stockholder hereby agrees, during the term of this Agreement, to notify Parent of the number of any such additional Shares acquired by Stockholder, if any, after the date of this Agreement.

        5.3   Permitted Transfers. Nothing in this Agreement shall prohibit a transfer of Shares by Stockholder to any member of Stockholder's immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder's immediate family, or (ii) upon the death of Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.
Certain Payments Following Termination of Merger Agreement.

        6.1   Triggering Events. Subject to Section 6.2, in the event that (a) the Merger Agreement is validly terminated pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(k) of the Merger Agreement (any such termination, a "Triggering Event"), (b) as a result of such termination, the Company becomes obligated to pay the Fee Amount to Parent pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c) of the Merger Agreement and (c) during the one-year period after the date of the termination of the Merger Agreement (the "Designated Period"), Stockholder (or any other Person who acquired Company Shares from Stockholder prior to the termination of this Agreement in a transaction permitted by Section 5.3 (a "Related Transferee")) consummates the sale, transfer, exchange or other disposition of any Company Shares (collectively, the "Disposition" of such Company Shares) personally held by Stockholder in his individual capacity (and not as a trustee or in any other capacity) (or held by such Related Person) for aggregate consideration ("Alternative Consideration"), valued in accordance with the provisions of Section 6.2, that is greater than the product of (i) the number of Company Shares with respect to which such Disposition is consummated by Stockholder (or such Related Transferee) during the Designated Period, and (ii) the highest per-share amount (the "Parent Price") in respect of the purchase of Company Shares offered by Parent prior to the termination of the Merger Agreement, whether under the terms of the Merger Agreement or any amendment thereto (the product of the amounts set forth in clauses "(i)" and "(ii)," the "Base Consideration"), then Stockholder shall pay to Parent, within ten business days following the receipt by Stockholder (or such Related Transferee) of the consideration for such Disposition, an amount (the "Profit Amount") equal to 50% of the amount by which (x) the Alternative Consideration with respect to such Disposition, exceeds (y) the Base Consideration.

Without limiting the foregoing, in the event that during the Designated Period, Stockholder (or a Related Person) consummates a Disposition of Company Shares (x) at a price per share substantially less than the price per share generally prevailing at such time in the public markets for Company Shares (the "Market Price"), (y) where the specific intent of Stockholder (or such Related Person) in effecting such Disposition at a price substantially below the Market Price is to wrongfully evade the provisions of Section 6 and retain for himself a portion of the proceeds of such Disposition that would otherwise be payable to Parent and (z) where the Market Price is greater than the Base Consideration, then the Company Shares subject to such Disposition shall be deemed to have been sold by Stockholder (or such Related Person) at the Market Price, and the applicable Profit Amount shall become payable to Parent with respect to such Disposition.

6.2
Calculation and Payment of Profit Amount.

        (a)   Any payment of the Profit Amount due and payable by Stockholder to Parent pursuant to this Section 6 with respect to any Disposition(s) of Company Shares during the Designated Period shall be made in the same form (or combination of forms) as the consideration received by Stockholder as a result of such Disposition(s). If Stockholder receives consideration other than cash as a result of a Disposition of Company Shares during the Designated Period, such non-cash consideration shall be valued on the basis of the value of such consideration as of the date (the "Measurement Date") that Stockholder enters into a binding agreement to effect the Disposition of such Company Shares (and in the case of an Alternative Transaction that is consummated during the Designated Period, the Measurement Date shall be deemed to be the date on which the Company enters into the definitive agreement with respect to such Alternative Transaction). For purposes of the foregoing, the value of any consideration other than cash consisting of:

           (x)  securities listed on a national securities exchange or traded on the Nasdaq National Market shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq National Market for the 20 trading days prior to the Measurement Date; and

           (y)  consideration which is other than cash or securities of the form specified in clause "(x)" above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Stockholder and Parent within ten business days of the Measurement Date; provided, however, that if the parties are unable to agree within such ten business day-period as to the investment banking firm, then the parties shall each select one firm within ten business days after the expiration of such period, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Stockholder and Parent. The determination of the investment banking firm shall be binding upon the parties.

          (b)   Other than the obligation of Stockholder to pay the Profit Amount if the conditions to the payment thereof set forth in Section 6.1 shall have been satisfied, Stockholder shall have no obligation to Parent, Acquisition Sub or any other Person in connection with the subject matter of this Section 6 or any other event following the termination of this Agreement, and none of Parent, Acquisition Sub or any other Person shall have any right to bring any claim or make any demand upon Stockholder, in connection with the subject matter of this Section 6 or any other event following the termination of this Agreement.

          (c)   Without duplication to the last sentence of Section 2.5 of the Merger Agreement, if, between the date of this Agreement and the date upon which the Profit Amount would be determined, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the calculation of the Profit Amount shall be adjusted to the extent appropriate.

7.
No Solicitation.

        Without limiting and subject to the provisions of Section 2.3, from and after the date of this Agreement and until the date of termination of the Merger Agreement, Stockholder agrees that he will not, and will not permit his Representatives to, directly or indirectly, take any action that the Company is not permitted to take pursuant to the provisions of Section 5.2 of the Merger Agreement, unless the Board of Directors of the Company (a) shall have made such determinations as may be required to be made pursuant to Section 5.2 of the Merger Agreement in order to permit the Company to take such action without violating the terms of Section 5.2 of the Merger Agreement, (b) shall have authorized the members of the Company's senior management team or other representatives of the Company to take such action on behalf of the Company and (c) shall not have made a formal determination to cause the Company to cease the taking of any such action. Upon execution of this Agreement, Stockholder shall, and shall cause his Representatives to, immediately cease and cause to be terminated any existing negotiations between Stockholder and any Third Party relating to any Alternative Acquisition Proposal.

8.
Public Announcements.

        Other than in an amendment to Stockholder's Schedule 13D, if applicable, Stockholder shall not issue, or cause the publication of, any press release, if applicable, or other public announcement with respect to the terms of this Agreement without the prior approval of Parent, except to the extent required by law and, in any such event, after reasonable prior notice to the Parent.

9.
Waiver of Appraisal Rights.

        To the fullest extent permitted by law, Stockholder hereby irrevocably waives any and all rights of appraisal or dissenters' rights under Delaware law that Stockholder may have with regard to the Merger.

10.
Specific Enforcement.

        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

11.
Termination.

        This Agreement (and all obligations and liabilities of the parties hereunder) shall terminate on the earliest to occur of (i) the mutual written agreement of Parent and Stockholder to terminate this Agreement, (ii) the Effective Time, or (iii) the termination of the Merger Agreement; provided, however, that if any Triggering Event occurs, the provisions of Section 6 shall survive termination of this Agreement until the expiration of the Designated Period (and if there are any Dispositions of Company Shares by Stockholder during the Designated Period, until the payment by Stockholder of any Profit Amounts owed with respect thereto); and provided further, that Section 19 shall in all cases survive termination of this Agreement. Upon termination of this Agreement, all obligations of the parties hereunder shall terminate (including the irrevocable proxy granted by Section 2.2 hereof), and the representations and warranties shall not survive termination, provided that the termination of this Agreement in accordance with this Section 11 shall not relieve any party from liability for any willful breach of its obligations hereunder committed prior to such termination.

12.
Notices.

        All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (c) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

        If to a Stockholder, to:

      Charles Crocker
      c/o BEI Technologies, Inc.
      One Post Street
      San Francisco, CA 94104
      Telephone: 415-956-4477
      Facsimile: 415-956-5710

        If to Parent or Acquisition Sub:

      Schneider Electric North America
      1415 South Roselle Road
      Palatine, IL 60067
      Attention: Howard E. Japlon
      Telephone: 847-925-3569
      Facsimile: 847-925-7419

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036
      Attention: Randall Doud
      Telephone: 212-735-3000
      Facsimile: 917-777-2524

13.
Certain Events.

        Stockholder agrees that this Agreement and the obligations hereunder shall, to the extent permitted by law, attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

14.
Entire Agreement.

        This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

15.
Consideration.

        This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent and Acquisition Sub.

16.
Amendments.

        This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

17.
Successors and Assigns.

        This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties; provided, however, that each of Parent and Acquisition Sub may at any time assign its rights and obligations hereunder to an Affiliate of Parent without the consent of the Company; and provided further, that no such assignment shall relieve Parent or Acquisition Sub of any obligation or liability under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

18.
Counterparts.

        This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.
Governing Law.

        This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

20.
Severability.

        Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision of this Agreement, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

21.
Headings.

        The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.
Further Assurances.

        Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such actions as may reasonably be necessary to carry out the provisions hereof.

23.
Expenses.

        All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

STOCKHOLDER:
/s/ CHARLES CROCKER Charles Crocker
BEACON PURCHASER CORPORATION, a Delaware corporation:
By:	/s/ JUAN PEDRO SALAZAR Juan Pedro Salazar Vice President
SCHNEIDER ELECTRIC SA, a societé anonyme organized under the laws of the Republic of France
By:	/s/ JUAN PEDRO SALAZAR Juan Pedro Salazar Senior Vice President General Counsel

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TRANSACTION SUPPORT AGREEMENT